Exhibit 10(f)(10)

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of November 14, 2012 by the undersigned, NMG Outdoor I Corp., a Delaware corporation (the “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Lamar Media Corp., a Delaware corporation (the “Company”), the Subsidiary Borrower that may be or may become a party thereto (the “Subsidiary Borrower” and together with the Company, the “Borrowers”) and certain of its subsidiaries (collectively, the “Existing Subsidiary Guarantors” and, together with the Borrowers, the “Securing Parties”) are parties to an Amended and Restated Credit Agreement dated February 9, 2012 (“Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by the Lenders therein (collectively, together with any entity that becomes a “Lender” party to the Credit Agreement after the date hereof as provided therein, the “Lenders” and, together with Administrative Agent and any successors or assigns of any of the foregoing, the “Secured Parties”) to the Company in an aggregate principal or face amount not exceeding $1,225,000,000 (which, in the circumstances contemplated by Section 2.01(c) thereof, may be increased to $1,725,000,000 and made available to the Company and the Subsidiary Borrower). In addition, the Borrowers may from time to time be obligated to one or more of the Lenders under the Credit Agreement in respect of Swap Agreements under and as defined in the Credit Agreement (collectively, the “Swap Agreements”).

In connection with the Credit Agreement, the Borrowers, the Existing Subsidiary Guarantors and the Administrative Agent are parties to the Pledge Agreement dated April 28, 2010 (the “Pledge Agreement”) pursuant to which the Securing Parties have, inter alia, granted a security interest in the Collateral (as defined in the Pledge Agreement) as collateral security for the Secured Obligations (as so defined). Terms defined in the Pledge Agreement are used herein as defined therein.

To induce the Secured Parties to enter into the Credit Agreement, and to extend credit thereunder and to extend credit to the Borrower under Swap Agreements, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Additional Subsidiary Guarantor has agreed to become a party to the Credit Agreement and the Pledge Agreement as a “Subsidiary Guarantor” thereunder, and to pledge and grant a security interest in the Collateral (as defined in the Pledge Agreement).

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder to Agreements. Effective upon the execution and delivery hereof, the Additional Subsidiary Guarantor hereby agrees that it shall become a “Subsidiary Guarantor” under and for all purposes of the Credit Agreement and the Pledge Agreement with all the rights and obligations of a Subsidiary Guarantor thereunder. Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby:

(i) jointly and severally with the other Subsidiary Guarantors party to the Credit Agreement guarantees to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article III of the Credit Agreement;

(ii) pledges and grants the security interests in all right, title and interest of the Additional Subsidiary Guarantor in all Collateral (as defined in the Pledge Agreement) that it now owns or hereafter acquires and whether now existing or hereafter coming into existence provided for by Article III of the Pledge Agreement as collateral security for the Secured Obligations and agrees that Annex 1 thereof shall be supplemented as provided in Appendix A hereto;

(iii) makes the representations and warranties set forth in Article IV of the Credit Agreement and in Article II of the Pledge Agreement, to the extent relating to the Additional Subsidiary Guarantor or to the Pledged Equity evidenced by the certificates, if any, identified in Appendix A hereto; and

(iv) submits to the jurisdiction of the courts, and waives jury trial, as provided in Sections 10.09 and 10.10 of the Credit Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 6.10(c) of the Credit Agreement to the Secured Parties.

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

NMG OUTDOOR I CORP., a Delaware corporation

By:	/s/ Keith A. Istre

Keith A. Istre, Executive Vice-President/
Chief Financial Officer

Attest:

By:	/s/ James R. McIlwain
James R. McIlwain, Secretary

Accepted and agreed:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:	/s/ Goh Siew Tan
Title:	VICE PRESIDENT

The undersigned hereby respectively pledges and grants a security interest in the Pledged Equity that it owns evidenced by the certificates listed in Appendix A hereto and agrees that Annex 1 of the Pledge Agreement is hereby supplemented by adding thereto the information listed on Appendix A.

NextMedia Outdoor, Inc. Issuee

By:	/s/ Keith A. Istre

Keith A. Istre, Executive Vice-President/ Chief Financial Officer

Supplement to Annex 1

Appendix A to Joinder Agreement

Pledgor Ownership	Issuer	No. of Shares of Common Stock	Cert. No.	%
NextMedia Outdoor, Inc.	NMG Outdoor I Corp.	100	1	100

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